Exhibit 10.1

SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (this “Agreement”), dated as of June 7, 2019 (the “Effective Date”), is entered into by and among (i) BLOCKCHAIN INDUSTRIES, INC., a corporation incorporated under the laws of the State of Nevada (the “Company”), and (ii) PATRICK MOYNIHAN, an individual residing at 1502 Idaho Avenue, Santa Monica, California 90403 (the “Executive”). The Company and the Executive are collectively referred to herein as the “Parties,” or each of them individually as a “Party”.

WHEREAS, the Executive is presently the chief executive officer of the Company;

WHEREAS, the Executive and the Company desire to terminate the Executive’s employment effective upon the execution hereof and subject to the terms and conditions herein contained;

WHEREAS, subject to the terms and conditions herein contained, the Parties now wish to fully and finally resolve their disputes and all claims that could have been raised in any legal form or forum, including in litigation or any other proceeding, and any claims that the Parties ever had against each other, now have, or may hereafter have for or by reason of any cause, action, event, statement, omission or failure to act, matter or thing whatsoever, occurring on or prior to the Effective Date and/or arising out of the Parties’ disputes, from the beginning of time until the end of time.

NOW, THEREFORE, IN CONSIDERATION OF THE PROMISES, ACTS, RELEASES AND OTHER GOOD AND VALUABLE CONSIDERATION HEREINAFTER RECITED, THE SUFFICIENCY AND RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES HERETO, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1.
Conditions Precedent to the Executive’s Release of the Company. The releases contained in Section 5 hereof shall be effective upon (i) the payment of Ten Thousand United States Dollars (US$10,000) to the Executive, representing a negotiated severance payment, by check or electronic wire, no later than ten (10) business days following the day hereof, (ii) the payment of Fifteen Thousand United States Dollars (US$15,000) to the Executive, representing a negotiated severance payment, by check or electronic wire, no later than thirty (30) business days following the day hereof, (iii) the payment of Sixty Two Thousand United States Dollars (US$62,000).to the Executive, representing negotiated wage salary payments, by check or electronic wire, to be paid as follows (a) 20,666.66 due by July 15, (b) 20,666.66 due by August 15, and (c) 20,666.66 due no later than September 30, (iv) the Company’s consent provided to the company’s transfer agent, AST Financial, to allow for the transfer of Two Million (2,000,000) shares of the Company’s common stock held by Premier Trust, Inc. as Trustee of The Santa Monica Trust to the Trustee of The Mount Mitchell Trust and (v) the execution of the escrow agreement (attached as Exhibit A hereto, the “Escrow Agreement”) by the Executive. Notwithstanding the foregoing, the above-referenced payments shall not be delivered unless and until the Executive complies with his obligation pursuant to Section 2 hereof.

2.
Conditions Precedent to the Company’s Release of the Executive. The releases contained in Section 5 hereof shall be effective upon (i) the Executive’s delivery to the Company of Six Million Five Hundred Thousand (6,500,000) shares of the Company’s common stock which are presently held by and in the name of the Executive or Premier Trust, Inc. as Trustee of The Santa Monica Trust (, the “Executive Trust”), together with any and all instruments of transfer, stock powers or any other documentation necessary or advisable to effectuate the transfer of said shares of common stock to the Company, (ii) the Executive’s or the Executive Trust’s delivery to the Escrow Agent of a share certificate evidencing Five Hundred Thousand (500,000) shares of the Company’s common stock in the name of the Executive or the Executive Trust, together with any and all undated instruments of transfer, stock powers or any other documentation necessary or advisable to effectuate the transfer of said shares of common stock to the Company (collectively, the “Escrow Property”) (iii) the execution of the Escrow Agreement and (iv) the delivery of the Executive’s resignation from all officers and director positions he may hold with the Company (to be delivered promptly at the request of the Company following the date hereof and not before any such request). The “Escrow Agent” shall mean the law firm of Lucosky Brookman LLP.

3.
Resignation; Removal. The Executive shall deliver his resignation from all officer and director positions he may hold with the Company to the board of directors of the Company at such time following the date hereof as the Company shall instruct in writing. The Executive shall not deliver his resignation prior to any such written instructions from the Company.

4.
Escrow Shares. Subject to the terms and conditions contained in the Escrow Agreement, the Escrow Property shall be promptly released to the Executive in the event that the Company consummates a transaction with Blockchain Exchange Alliance (including any wholly-owned subsidiary thereof, “BXA”) prior to December 31, 2020 wherein BXA purchases, in one or more transactions, greater than fifty one percent (51%) of the Company’s common equity (or preferred equity which converts into greater than said percentage of common equity) (a “Qualified Transaction”). In the event that a Qualified Transaction does not occur by the date specified, the Escrow Property shall be delivered to the Company and the Company shall be permitted to take any and all actions necessary or advisable to return the escrowed shares of common stock to the treasury.

5.
Executive Release. Upon satisfaction of the conditions precedent contained in Section 1 hereof, the Executive, on behalf of itself and its direct or indirect predecessors, successors, parent companies, divisions, subsidiaries, agents, affiliates, subrogees, insurers, trustees, trusts, administrators, representatives, personal representatives, legal representatives, transferees, assigns, successors in interest of assigns, members and any firm, trust, corporation, partnership, investment vehicle, fund or other entity managed or controlled by the Executive, the Executive’s members or in which the Executive has or had a controlling interest and the respective consultants, employees, legal counsel, officers, directors, managers, shareholders, stockholders, owners of any of the foregoing (collectively, the “Executive Releasors”), hereby remise, release, acquit and forever discharge the Company and any and all of its respective direct or indirect affiliates, parent companies, divisions, subsidiaries, agents, transferees, consultants, employees, legal counsel, officers, directors, managers, shareholders, stockholders, stakeholders, owners, predecessors, successors, assigns, successors in interest of assigns, subrogees, insurers, trustees, trusts, administrators, fiduciaries and representatives, legal representatives, personal representatives and any firm, trust, corporation or partnership investment vehicle, fund or other entity managed or controlled by the Company or in which the Company has or had a controlling interest, if any (collectively, the “Company Releasees”), of and from any and all federal, state, local, foreign and any other jurisdiction’s statutory or common law claims (including claims for contribution and indemnification), causes of action, complaints, actions, suits, defenses, debts, sums of money, accounts, covenants, controversies, agreements, promises, losses, damages, orders, judgments and demands of any nature whatsoever, in law or equity, known or unknown, of any kind, including, but not limited to, claims or other legal forms of action or from any other conduct, act, omission or failure to act, whether negligent, intentional, with or without malice, that the Executive Releasors ever had, now have, may have, may claim to have, or may hereafter have or claim to have, against the Company Releasees, from the beginning of time up to and including the date hereof, including, but not limited to, any claim relating to Executive’s employment and/or termination of employment (except worker’s compensation claims) to the date of this Agreement as well as any claims of breach of contract, express or implied and/or any claims of harassment or discrimination (for example, on the basis of gender, race, age, national origin, handicap or disability or other protected category) under any federal, state or local law, rule or regulation including, but not limited to, the New York Human Rights Law, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the California Fair Employment and Housing Act, The California Family Rights Act, the New York Human Rights Law, the Family and Medical Leave Act of 1993, or any claim arising under the Employment Retirement Income Security Act (“ERISA”) (except for claims for vested benefits under ERISA) (the “Released Executive Claims”). Nothing in the foregoing release shall release any claim to enforce this Agreement.

6.
Company Release. Upon satisfaction of the conditions precedent contained in Section 2 hereof, the Company, on behalf of itself and its direct or indirect predecessors, successors, parent companies, divisions, subsidiaries, agents, affiliates, subrogees, insurers, trustees, trusts, administrators, representatives, personal representatives, legal representatives, transferees, assigns and successors in interest of assigns, and any firm, trust, corporation, partnership, investment vehicle, fund or other entity managed or controlled by the Company or in which the Company has or had a controlling interest and the respective consultants, employees, legal counsel, officers, directors, managers, shareholders, stockholders, owners of any of the foregoing (collectively, the “Company Releasors”), in consideration of the Executive’s execution of this Agreement, hereby remise, release, acquit and forever discharge the Executive and any and all of its respective direct or indirect affiliates, parent companies, divisions, subsidiaries, agents, transferees, consultants, employees, legal counsel, officers, directors, managers, members, shareholders, stockholders, stakeholders, owners, predecessors, successors, assigns, successors in interest of assigns, subrogees, insurers, trustees, trusts, administrators, fiduciaries and representatives, legal representatives, personal representatives and any firm, trust, corporation or partnership investment vehicle, fund or other entity managed or controlled by the Executive, the Executive’s members or in which the Executive has or had a controlling interest, if any (collectively, the “Executive Releasees”), of and from any and all federal, state, local, foreign and any other jurisdiction’s statutory or common law claims (including claims for contribution and indemnification), causes of action, complaints, actions, suits, defenses, debts, sums of money, accounts, covenants, controversies, agreements, promises, losses, damages, orders, judgments and demands of any nature whatsoever, in law or equity, known or unknown, of any kind, including, but not limited to, claims or other legal forms of action or from any other conduct, act, omission or failure to act, whether negligent, intentional, with or without malice, that the Company Releasors ever had, now have, may have, may claim to have, or may hereafter have or claim to have, against the Executive Releasees, from the beginning of time up to and including the date hereof (the “Released Company Claims”). Nothing in the foregoing release shall release any claim to enforce this Agreement.

Notwithstanding anything contained herein to the contrary, the “Released Company Claims” shall not include any claims which Paul Kim (“Kim”) may have against the Executive relating to the Executive’s present debt owing to Kim in the amount of $58,000, plus any interest or fees. Upon the payment of said obligation to Kim, the Released Company Claims relating to the Executive Releases shall equally apply to Kim with respect to said obligation. It is understood by both parties that the other half of the Executive’s backpay that he has waived for himself is to be paid to Paul Kim directly by the Company for a total of $58,000 to Paul Kim.

Notwithstanding anything contained herein to the contrary, the “Released Company Claims” shall not include any claims which the Company may have against the Executive as the result of claims or actions brought by shareholders of the Company wherein the cause of said claim or action occurred during a period when the Executive was engaged by the Company (“Shareholder Claims”).

7.
Release of Unknown Claims:

(a) The Parties stipulate and agree that the Company Releasors and the Executive Releasors expressly waive the provisions, rights and benefits conferred by any law of any state or any territory of the United States or of any other nation, or principle of common law relating to claims which the Parties did not know or suspect to exist in the other Party’s favor at the time of executing this Agreement, which, if known by Parties, would have materially affected the Executive’s and/or the Company’s settlement with the other Party; and

(b) The Company Releasors or the Executive Releasors may hereafter discover facts in addition to or different from those that any of them now knows or believes to be true, but the Company Releasors and the Executive Releasors, upon the effectiveness of the respective releases contained herein pertaining to such Party, fully, finally, and forever settle and release any and all claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, that now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, reckless, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The Company Releasors and the Executive Releasors acknowledge that the inclusion of such “unknown claims” in this Agreement was separately bargained for and was a key element of the Agreement, and that each of them assumes the risk of any mistake of fact or law on its own behalf. If the Parties should subsequently discover that its understanding of the facts or of the law was or is incorrect, the Parties shall not be entitled to relief in connection therewith, including without limitation of the generality of the foregoing, any alleged right or claim to set aside or rescind this Agreement. This Agreement is intended to be, and is, final and binding upon the Parties hereto according to the terms hereof regardless of any claims of mistake of fact or law. This Section shall not apply to any Shareholder Claims, which are expressly excluded in this agreement.

8.
No Action. Upon the satisfaction of the conditions precedent set forth in Section 2 hereto, the Company covenants and agrees not to commence or prosecute any action or proceeding against the Executive based on the Released Company Claims. Upon the satisfaction of the conditions precedent set forth in Section 1 hereto, the Executive covenants and agrees not to commence or prosecute any action or proceeding against the Executive based on the Released Executive Claims. Executive affirms, by signing this document, that he has filed no actions or charges against the Company Releasees relating to, or arising out of, employment with or termination of employment from the Company with any federal, state or local agency. Executive further agrees that he will not personally recover monies for filing any charge or complaint against the Company Releasees with any federal, state or local agency regarding his employment with or termination from the Company in the future. Nothing in this Agreement alters in any way Executive’s rights and obligations under the Securities and Exchange Act or in dealing with the Securities and Exchange Commission.

9.
Indemnification. The Executive shall indemnify, defend and save harmless the Company and its members, managers, officers, agents and employees from all loss, liability or expense (including the reasonable fees and expenses of outside counsel) arising out of or in connection with any Shareholder Claims. The Executive acknowledges that the foregoing indemnity shall survive the termination of this Agreement. Any amounts owing to the Company in connection with this Section may be offset from the proceeds owing to the Executive in connection with Section 1 hereof.

Preparation of Agreement. Each Party represents to the other that its counsel has negotiated and participated in the drafting of, and are legally authorized to negotiate and draft, this Agreement. Each Party to this Agreement acknowledges that this Agreement was drafted jointly by the Parties hereto and each Party has contributed substantially and materially to the preparation of this Agreement. The Agreement shall be construed as having been made and entered into as the result of arms-length negotiations, entered into freely and without coercion or duress, between parties of equal bargaining power. It is acknowledged and agreed that Lucosky Brookman LLP is counsel to the Company and not the Executive and the Executive has been advised to seek independent counsel.

10.
Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement and if he takes fewer than the 21 days to review this Agreement he is thereby waiving any and all rights to the balance of the 21 day period; (c) pursuant to the ADEA he has at least seven (7) days following the execution of this Agreement by the parties to revoke the Agreement by providing written notice of revocation to the Company and returning any and all consideration received under this Agreement, in which case the Agreement becomes null and void; and (d) this Agreement shall not be effective until the seven day revocation period has expired. Executive further acknowledges that the only consideration for signing this Agreement is the terms stated in this Agreement, and that no other promise or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement; that he is competent to execute this Agreement; that the consideration received for executing this Agreement is greater than that ordinarily provided by the Company under any severance plan, policy or practice; and that Executive fully understands the meaning and intent of this Agreement. It is understood and agreed that this Agreement shall not be effective or enforceable for a period of seven (7) days following the signing of the Agreement (the “Effective Date”) and that Executive may revoke the Agreement for any reason during that period by written notice actually received during that time by the Company. It is further understood that no payment shall be made in accordance with this Agreement until after the Effective Date.

11.
Confidentiality. Except as permitted below, each Party shall maintain the confidentiality of the Agreement. The negotiations in connection with this Agreement were and are intended by the Parties to be privileged settlement discussions, and are confidential; none of the Parties shall disclose such negotiations unless compelled to do so by a court of competent jurisdiction. Neither this Agreement, its contents, terms and conditions, nor any other information concerning this Agreement or the dispute between the Parties, shall be disclosed to third parties (including, but not limited to, the media) without the express written approval of all the Parties, except as otherwise provided in this Section or as required by federal or state securities law, rule or regulation. This Agreement shall not be introduced in evidence or used for any purpose except: (a) in an action to enforce its provisions; (b) to prove a defense to a claim or other legal form of action alleged to have been released herein; (c) in response to an order directed to a Party from a judicial or governmental authority having jurisdiction over such Party, in which event the receiving party shall notify the other Parties of the order; (d) in response to a subpoena or other process served on a Party (the “Served Party”) by a third party seeking to compel the disclosure of this Agreement or its terms, in which event, however, the Served Party shall notify the other Party or Parties of such subpoena or process as soon as possible and grant it or them the opportunity to notify the Served Party in writing within ten (10) days if the other Party or Parties intend to move to quash, seek a protective order or take other appropriate action, and, if so informed, the Served Party shall not make the disclosure sought by the subpoena or notice unless the relief sought is denied or the other Party or Party – despite its or their notice to the contrary – fails to seek the noticed relief within a reasonable time; (e) if appropriate in a future action, in an application for a determination that the settlement between the Parties is a good faith settlement properly subject to a contribution bar, in which event this Agreement shall be filed under seal; or (f) as required by federal or state law, rule or regulation. The Parties also may, to the minimum extent necessary, disclose this Agreement to the Internal Revenue Service and/or any state taxing authorities and to the Parties’ respective attorneys, accountants, auditors, professionals and other financial advisors/consultants who have a legal or ethical obligation to hold the terms and information herein confidential, so that they may perform their professional, business, or financial duties and obligations. To the extent possible under federal or state law, rule or regulation, any disclosure by either Party subject to the confidentiality terms of this Section shall not reference the other Party. The determination of whether a federal or state law, rule or regulation requires the disclosure of this Agreement or any term or provision hereof is left to the sole discretion of the Party making the disclosure, in consultation with its attorneys, accountants, auditors, professionals or other financial advisors/consultants.

12.
Non-Disparagement. The Parties will not make any disparaging or untrue remarks or statements against any of the Executive Releasees or the Company Releasees that would adversely affect the reputation of any same, in any business, professional or personal community.

13.
Exclusive Rights. The Company hereby grants the Executive with nonexclusive rights to disclose the history and/or story of the Company and its founding and business from date of the establishment of the business until the date hereof, and the right to sell or license same to a third party only by written consent of the Company, which consent will not be unreasonably withheld after arms length negotiation with the Company in connection with its compensation for any such sale or license. The Executive shall have rights to disclose the history and/or story of the Company and its founding and business relating to any time following the date hereof, but not before December 31, 2020.

14.
Expenses. The Parties agree that each shall be responsible for payment of its own costs and expenses, including attorneys’ fees, associated with the negotiation and execution of this Agreement and any discussions leading thereto.

15.
Amendments / Modifications. This Agreement shall not be modified, amended, supplemented, or otherwise changed except by a writing signed by all Parties. The Parties expressly intend and agree that there shall be no exceptions to this “oral modification” clause, including, but not limited to, any present or future claims of partial performance or equitable estoppel. No parol or oral evidence shall be admitted to alter, modify or explain the terms of this Agreement, which all Parties agree is clear and unambiguous.

16.
Entire Agreement. This Agreement represents the entire agreement of the Parties as to the matters set forth herein and shall supersede any and all previous contracts, arrangements or understandings among the Parties.

17.
Counterparts. This Agreement may be executed in counterparts. The execution of this Agreement and the transmission thereof by facsimile or e-mail shall be binding on the Party signing and transmitting same by facsimile or e-mail fully and to the same extent as if a counterpart of this Agreement bearing such Party’s original signature has been delivered.

18.
Authorized Representative. Each signatory on behalf of a Party to this Agreement represents and warrants that he or she is a duly authorized representative of that Party, with full power and authority to agree to this Agreement and all the terms herein on behalf of that Party, which Party shall be bound by such signature.

19.
Notices. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and in each case properly addressed to the Party to receive the same in accordance with the information below, and will be deemed to have been delivered: (i) if mailed by certified mail, return receipt requested, postage prepaid and properly addressed to the address below, then three (3) business days after deposit of same in a regularly maintained U.S. Mail receptacle; or (ii) if mailed by Federal Express, UPS or other nationally recognized overnight courier service, next business morning delivery, then one (1) business day after deposit of same in a regularly maintained receptacle of such overnight courier; or (iii) if hand delivered, then upon hand delivery thereof to the address indicated on or prior to 5:00 p.m., EST, on a business day. Any notice hand delivered after 5:00 p.m., EST, shall be deemed delivered on the following business day. Notwithstanding the foregoing, notice, consents, waivers or other communications referred to in this Agreement may be sent by facsimile, e-mail, or other method of delivery, but shall be deemed to have been delivered only when the sending Party has confirmed (by reply e-mail or some other form of written confirmation) that the notice has been received by the other Party. The addresses and facsimile numbers for such communications shall be as set forth below, unless such address or information is changed by a notice conforming to the requirements hereof. No notice to or demand on the Parties in any case shall entitle the Parties to any other or further notice or demand in similar or other circumstances:

If to the Company:	Blockchain Industries, Inc.
730 Arizona Ave., Suite 220
Santa Monica, CA 90401
Attn: Paul Kim
E-Mail:

If to the Executive:	Patrick Moynihan
1502 Idaho Avenue
Santa Monica, California, 90403
E-Mail:

20.
MANDATORY FORUM SELECTION. THE PARTIES IRREVOCABLY AGREE THAT ANY DISPUTE ARISING UNDER, RELATING TO, OR IN CONNECTION WITH, DIRECTLY OR INDIRECTLY, THIS AGREEMENT OR RELATED TO ANY MATTER WHICH IS THE SUBJECT OF OR INCIDENTAL TO THIS AGREEMENT (WHETHER OR NOT SUCH CLAIM IS BASED UPON BREACH OF CONTRACT OR TORT) SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK. EACH PARTY HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING ITS SITUS IN SAID STATE, AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS. EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND CONSENT THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE APPLICABLE PARTY AS SET FORTH HEREIN IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.

21.
Third Party Beneficiaries. The Parties expressly agree that any Executive Releasees or Company Releasees other than the Executive and the Company, respectively, are third party beneficiaries of this Agreement and shall be permitted to bring a cause of action for any breach of this Agreement which causes damage to said third party beneficiaries.

22.
Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto. The Parties acknowledge that: (i) they have read this Agreement; (ii) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel (Lucosky Brookman LLP represents the Company and not the Executive); (iii) they understand the terms and consequences of this Agreement and of the releases it contains; and (iv) they are fully aware of the legal and binding effect of this Agreement.

23.
Governing Law. This Agreement shall be governed by the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, without giving effect to the choice of law provisions of such State.

[signature page follows]

IN WITNESS WHEREOF, the Parties execute this Settlement and Release Agreement as of the date first written above.

ACCEPTED AND AGREED:

BLOCKCHAIN INDUSTRIES, INC.

By: __________________________
Name:
Title:

ACCEPTED AND AGREED:

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS, INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE. I FURTHER ACKNOWLEDGE THAT I HAVE VOLUNTARILY ENTERED INTO THIS AGREEMENT, THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT, AND THAT I HAVE HAD THIS AGREEMENT REVIEWED BY MY ATTORNEY AND MY TAX ADVISOR, OR HAVE BEEN GIVEN THE OPPORTUNITY TO DO SO.

Sworn and Subscribed to before me this
day of , 20___

Notary Public

_______________________________
PATRICK MOYNIHAN

Date: __________________________

THIS IS A LEGAL AGREEMENT, RELEASE AND COVENANT
NOT TO SUE. READ CAREFULLY BEFORE SIGNING.

EXHIBIT A

ESCROW AGREEMENT